Exhibit 99.1

NEWS RELEASE

VIAVI APPOINTS AMAR MALETIRA AS CHIEF FINANCIAL OFFICER

Milpitas, Calif., August 6, 2015 – Viavi Solutions Inc. (NASDAQ: VIAV) has appointed Amar Maletira as its new Executive Vice President and Chief Financial Officer, effective September 9, 2015. Mr. Maletira will replace Rex S. Jackson, who announced earlier this year his planned departure on September 30, 2015 following the completion of the separation of Viavi and Lumentum.

Mr. Maletira brings more than 20 years of experience in the technology industry to Viavi. He most recently served as Vice President and Chief Financial Officer of Americas Enterprise Services group at Hewlett-Packard. Prior to that, Mr. Maletira held a series of executive positions in global finance at HP including Business Unit CFO for Application services, Global Head of Financial Planning & Analysis and Director of Investor Relations. Prior to HP, Mr. Maletira served as Chief Operating Officer for a start-up IT consulting company in Michigan, and led sales teams at Siemens and HCL in India.

Mr. Maletira holds a B.S. in Electronics & Communication Engineering from Karnataka University in India, and an MBA from the Ross School of Business at the University of Michigan.

“I am pleased to welcome Amar to Viavi,” said Tom Waechter, Viavi’s president and chief executive officer. “Amar is an accomplished finance executive and his broad experience and successful track record will be assets as we pursue our strategy and position Viavi for long-term growth.” Mr. Waechter added, “I would also like to take this opportunity to thank Rex for his 4 years of service at JDSU as CFO and SVP of business services. Rex has been instrumental in completing the separation and has contributed significantly to the Company during his tenure. We wish him all the best in the future.”

“Viavi is uniquely positioned to lead the industry and I am thrilled to join the team,” said Mr. Maletira. “I look forward to the opportunity to lead the company’s financial direction as we execute our strategy around growth and innovation.”

About Viavi Solutions

Viavi (NASDAQ: VIAV) software and hardware platforms and instruments deliver end-to-end visibility across physical, virtual and hybrid networks. Precise intelligence and actionable insight from across the network ecosystem optimizes the service experience for increased customer loyalty, greater profitability and quicker transitions to next-generation technologies. Viavi is also a leader in anti-counterfeiting solutions for currency authentication and high-value optical components and instruments for diverse government and commercial applications. Learn more at www.viavisolutions.com and follow us on Viavi Perspectives, LinkedIn, Twitter, YouTube and Facebook

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include any expectations about potential market opportunities and Viavi’s growth strategy. These forward-looking statements involve risks and uncertainties that could cause actual events and terms to differ materially from those set forth herein. For more information on the risks related to the operation of Company’s existing business segments, please refer to the “Risk Factors” section included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and the Company’s Quarterly Report on Form 10-Q for the fiscal third quarter ended March 28, 2015 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date thereof and the Company assumes no obligation to update such statements.

JDSU News Release

Contacts
Investors:	Bill Ong, 408-404-4512; bill.ong@viavisolutions.com
Press:	Noel Bilodeau, 408-404-9014; noel.bilodeau@viavisolutions.com

Source: Viavi